EXHIBIT 4

Buenos Aires, August 12, 2013

COMISIÓN NACIONAL DE VALORES
Argentine Securities and Exchange Commission
25 de Mayo 175
Issuers’ Sub-Management Office

BOLSA DE COMERCIO DE BUENOS AIRES
Argentine Stock Exchange
Sarmiento 299

Re:	Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (EDENOR S.A.). Abstract of Board of Directors’ Meeting’s Minutes Approving Interim Financial Statements as of June 30, 2013

Dear Sirs,

This letter is addressed to you, in compliance with the relevant rules in force. To that purpose, we hereby submit the abstract of the relevant part of Minutes No. 373 of Board of Directors’ Meeting held on August 8, 2013 at Ortiz de Ocampo 3302, Building 4, Ground floor, City of Buenos Aires, in relation to the approval of the interim Financial Statements in the FOURTH ITEM of the Agenda: 4) Consideration of the Financial Statements for the second quarter of fiscal year ended June 30, 2013.

Yours sincerely,

Carlos D. Ariosa
EDENOR S.A.
Attorney-in-fact

ABSTRACT OF RELEVANT PART OF EDENOR S.A’S MINUTES No. 373

“MINUTES No. 373: In the City of Buenos Aires, on August 08, 2013, at 04:00 p.m., the undersigning Directors of EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (“Edenor S.A.” or the “Company”), to wit Ricardo Torres, Edgardo Volosin, Marcelo Mindlin, Gustavo Mariani, Pablo Diaz, Maximiliano Fernández, Eduardo Llanos, Marcela Sacavini, Victoria Von Storch and Eduardo Setti held a meeting at Ortiz de Ocampo 3302, Building 4, Ground Floor, City of Buenos Aires. Mr. Jorge Pardo, Mr. Daniel Abelovich and Mr. Damián Burgio attended the meeting, representing the Supervisory Committee. Furthermore, Mr. Leandro Montero, Management and Control Director of Edenor S.A. attended the meeting as advisor. The meeting was chaired by the Chairman of the Board, Mr. Ricardo Torres, who after verifying quorum, declared the meeting duly held and submitted to the consideration of the attending Directors […] the FOURTH ITEM of the Agenda: 4) CONSIDERATION OF THE FINANCIAL STATEMENTS FOR THE SECOND QUARTER OF THE FISCAL YEAR ENDED JUNE 30, 2013. The Chairman informed that the Meeting should consider the financial statements and other documents for the six-month period ended June 30, 2013, and stated all attendees were aware of all such documents as they were handed over to them in advance to the Meeting, but certain facts occurred following distribution of those documents, i.e. notice of the passing of ENRE Resolution  216/2013 and disclosure changes proposed by the Independent Auditor in “Other Receivables” and in Note 2.b on PUREE and MMC, as well as changes in items 2.1. and 2.2 of the Informative Report. Accordingly, the Chairman moved to avoid reading those documents, which motion was unanimously approved. Thereafter, the Chairman moved all Directors to consider the Consolidated and Basic Condensed Financial Statements, including General Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, supplemental documents, Informative Report, Information required under section 68 of the Regulations of the Buenos Aires Stock Exchange, Reports of the Certifying Accountant and the Supervisory Committee, all for the period ended June 30, 2013. Thereafter, and prior to the voting on the item under consideration, Mr. Jorge Pardo took the floor and informed all attendees that the Report of the Supervisory Committee on the Company’s Financial Statements as of June 30, 2013 under consideration, was approved by the majority of opinions of its members and not by unanimous vote, as he proposed a report different from the one finally approved by the Supervisory Committee at its Meeting No. 261 held on August 8, 2013. In that respect, he submitted a copy of such document to the Board of Directors’ consideration as a minority-approved report, clarifying that the main difference between both documents was based on the feasibility of operating as on-going concern.

The Chairman thanked him for the clarification made, all attendees were informed of the report and he moved all attendees to continue considering the Item, asking for documents submitted for consideration to be approved. Mrs. Victoria Von Storch took the floor and stated that, notwithstanding her favorable vote to the approval of the Financial Statements under consideration, she did not agree with and had a different opinion on the statements included in the balance sheets as regards the tariff situation and policy. Directors Sacavini and Setti declared they fully agreed with the statement made by Director Von Storch. After discussion, the Board of Directors UNANIMOUSLY decided to (i) approve all documents submitted for consideration in that Item of the Agenda (ii) take note of the reports attached to the Financial Statements approved; and (iii) authorize either the Chairman and Vice-Chairman to sign the Financial Statements for the period ended June 30, 2013.  […] There being no further issues to transact, the meeting was adjourned at 05:00 p.m.”.

Signed by: Ricardo Torres; Edgardo Volosin; Marcelo Mindlin; Gustavo Mariani; Maximiliano Fernández; Pablo Diaz; Eduardo Llanos; Marcela Sacavini; Victoria Von Storch; Eduardo Setti; Jorge Pardo; Daniel Abelovich and Damián Burgio.

Carlos D. Ariosa
EDENOR S.A.
Attorney-in-fact